SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                               (Amendment No. 6)[1]

                               ITC DeltaCom, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  45031T 10 4
-------------------------------------------------------------------------------
                                 (CUSIP Number)

Welsh, Carson, Anderson                              William J. Hewitt, Esq.
  & Stowe VIII, L.P.,                                Ropes & Gray LLP
320 Park Avenue, Suite 2500                          45 Rockefeller Plaza
New York, New York  10022                            New York, New York  10111
Attention: Jonathan M. Rather                        Tel. (212) 841-5700
Tel. (212) 893-9500
-------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               September 8, 2004
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


---------------------------
       [1] The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP NO. 45031T 10 4                                   Page 2 of 42 Pages


1)      Name of Reporting Person                Welsh, Carson, Anderson
        I.R.S. Identification                   & Stowe VIII, L.P.
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         Delaware

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred

CUSIP NO. 45031T 10 4                                   Page 3 of 42 Pages

                                                stock and exercise of warrants)

-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  PN

CUSIP NO. 45031T 10 4                                   Page 4 of 42 Pages

1)      Name of Reporting Person                WCAS VIII Associates, L.L.C.
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         Delaware

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 5 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  CO

CUSIP NO. 45031T 10 4                                   Page 6 of 42 Pages

1)      Name of Reporting Person                WCAS Capital Partners III, L.P.
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         Delaware

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 7 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  PN

CUSIP NO. 45031T 10 4                                   Page 8 of 42 Pages

1)      Name of Reporting Person                WCAS CP III Associates, L.L.C.
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         Delaware

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 9 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  CO

CUSIP NO. 45031T 10 4                                   Page 10 of 42 Pages

1)      Name of Reporting Person                Patrick J. Welsh
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         United States

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 11 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  IN

CUSIP NO. 45031T 10 4                                   Page 12 of 42 Pages

1)      Name of Reporting Person                Russell L. Carson
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         United States

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 13 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  IN

CUSIP NO. 45031T 10 4                                   Page 14 of 42 Pages

1)      Name of Reporting Person                Bruce K. Anderson
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         United States

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 15 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  IN

CUSIP NO. 45031T 10 4                                   Page 16 of 42 Pages

1)      Name of Reporting Person                Thomas E. McInerney
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         United States

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 17 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  IN

CUSIP NO. 45031T 10 4                                   Page 18 of 42 Pages

1)      Name of Reporting Person                Robert A. Minicucci
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         United States

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 19 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  IN

CUSIP NO. 45031T 10 4                                   Page 20 of 42 Pages

1)      Name of Reporting Person                Anthony J. deNicola
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         United States

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 21 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  IN

CUSIP NO. 45031T 10 4                                   Page 22 of 42 Pages

1)      Name of Reporting Person                Paul B. Queally
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         United States

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 23 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  IN

CUSIP NO. 45031T 10 4                                   Page 24 of 42 Pages

1)      Name of Reporting Person                Jonathan M. Rather
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         United States

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 25 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  IN

CUSIP NO. 45031T 10 4                                   Page 26 of 42 Pages

1)      Name of Reporting Person                D. Scott Mackesy
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         United States

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 27 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  IN

CUSIP NO. 45031T 10 4                                   Page 28 of 42 Pages

1)      Name of Reporting Person                John D. Clark
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         United States

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 29 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  IN

CUSIP NO. 45031T 10 4                                   Page 30 of 42 Pages

1)      Name of Reporting Person                James R. Matthews
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         United States

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 31 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  IN

CUSIP NO. 45031T 10 4                                   Page 32 of 42 Pages

1)      Name of Reporting Person                Sanjay Swani
        I.R.S. Identification
        No. of Above Person
        (Entities Only)
-------------------------------------------------------------------------------
2)      Check the Appropriate Box               (a) [X]
        if a Member of a Group                  (b) [ ]

-------------------------------------------------------------------------------
3)      SEC Use Only

-------------------------------------------------------------------------------
4)      Source of Funds                         Not Applicable

-------------------------------------------------------------------------------
5)      Check if Disclosure of                  Not Applicable
        Legal Proceedings Is
        Required Pursuant to
        Items 2(d) or 2(e)

-------------------------------------------------------------------------------
6)      Citizenship or Place
        of Organization                         United States

-------------------------------------------------------------------------------
Number of                           7)  Sole Voting     -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    8)  Shared Voting   43,932,185
                                        Power           shares of Common
                                                        Stock (including
                                                        shares issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
                                    9)  Sole Disposi-   -0-
                                        tive Power
                                    -------------------------------------------
                                    10) Shared Dis-     43,932,185
                                        positive Power  shares of Common Stock
                                                        (including shares
                                                        issuable upon
                                                        conversion of preferred
                                                        stock and exercise of
                                                        warrants)
                                    -------------------------------------------
11)     Aggregate Amount Beneficially           43,932,185 shares of
        Owned by Each Reporting Person          Common Stock
                                                (including shares issuable
                                                upon conversion of preferred
                                                stock and exercise of warrants)

CUSIP NO. 45031T 10 4                                   Page 33 of 42 Pages


-------------------------------------------------------------------------------
12)     Check if the Aggregate
        Amount in Row (11)
        Excludes Certain Shares

-------------------------------------------------------------------------------
13)     Percent of Class
        Represented by                          65.6%
        Amount in Row (11)

-------------------------------------------------------------------------------
14)     Type of Reporting
        Person                                  IN

CUSIP NO. 45031T 10 4                                   Page 34 of 42 Pages

                        Amendment No. 6 to Schedule 13D
                        -------------------------------

          Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on November 1, 2002, Amendment No. 1 thereto filed on November 8, 2002, Amendment No. 2 thereto filed on December 18, 2002, Amendment No. 3 thereto filed on December 26, 2002, Amendment No. 4 thereto filed on July 7, 2003 and Amendment No. 5 thereto filed on October 14, 2003 (as so amended, the "Schedule 13D"). Terms defined in the
Schedule 13D are used herein as so defined.

          The Schedule 13D is hereby amended as follows:

Item 2.   Identity and Background.
          -----------------------

          Item 2(a) is hereby amended to remove WCAS IP as a Reporting Person. The agreement among the Reporting Persons to file this statement on Schedule 13D as a group (the "Second Amended Group Agreement") is attached hereto as Exhibit A.

          Item 2(b)-(c) is hereby amended to reflect that D. Scott Mackesy, John
D. Clark, James R. Matthews and Sanjay Swani are managing members of CP III Associates.

Item 5.   Interest in Securities of the Issuer.
          ------------------------------------

          Item 5 is hereby amended and restated to read in its entirety as follows:

          The information below reflects only the direct beneficial ownership of each entity and person named below, and is based on a total of 51,946,467 shares of Common Stock outstanding as of June 30, 2004, as reported in the Issuer's Report on Form 10-Q for the quarterly period ended June 30, 2004 filed with the Commission on August 9, 2004. This information gives effect to the exercise of all Warrants and conversion of all shares of Series B Preferred Stock held by each such entity and person.

          WCAS VIII and VIII Associates
          -----------------------------

          WCAS VIII owns 37,829,720 shares of Common Stock, or approximately 59.2% of the Common Stock outstanding. VIII Associates, as the general partner of WCAS VIII, may be deemed to beneficially own the securities owned by WCAS VIII.

          WCAS CP III and CP III Associates
          ---------------------------------

          WCAS CP III owns 4,490,363 shares of Common Stock, or approximately 8.2% of the Common Stock outstanding. CP III Associates, as the general partner of WCAS CP III, may be deemed to beneficially own the securities owned by WCAS CP III.

          Managing Members of VIII Associates and CP III Associates
          ----------------------------------------------------------

CUSIP NO. 45031T 10 4                                   Page 35 of 42 Pages

          (i) Patrick J. Welsh owns 345,541 of Common Stock, or approximately 0.7% of the Common Stock outstanding.

          (ii) Russell L. Carson owns 345,541 shares of Common Stock, or approximately 0.7% of the Common Stock outstanding.

          (iii) Bruce K. Anderson owns 345,541 shares of Common Stock, or approximately 0.7% of the Common Stock outstanding.

          (iv) Thomas E. McInerney owns 354,212 shares of Common Stock, or approximately 0.7% of the Common Stock outstanding. This excludes an option to purchase 10,000 shares of Common Stock at an exercise price of $4.40 granted on October 28, 2003, which vests in equal installments on October 28, 2004, October 28, 2005 and October 28, 2006, and expires on October 28, 2013.

          (v) Robert A. Minicucci owns 121,988 shares of Common Stock, or approximately 0.2% of the Common Stock outstanding.

          (vi) Anthony J. de Nicola owns 43,743 shares of Common Stock, or less than 0.1% of the Common Stock outstanding. This excludes an option to purchase 10,000 shares of Common Stock at an exercise price of $4.40 granted on October 28, 2003, which vests in equal installments on October 28, 2004, October 28, 2005 and October 28, 2006, and expires on October 28, 2013.

          (vii) Paul B. Queally owns 24,531 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

          (viii) Jonathan M. Rather owns 8,066 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

          (ix) D. Scott Mackesy owns 5,098 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

          (x) Sanjay Swani owns 14,673 shares of Common Stock, or less than 0.1% of the Common Stock outstanding. This excludes an option to purchase 10,000 shares of Common Stock at an exercise price of $4.40 granted on October 28, 2003, which vests in equal installments on October 28, 2004, October 28, 2005 and October 28, 2006, and expires on October 28, 2013.

          (xi) John D. Clark owns no shares of Common Stock.

          (xii) James R. Matthews owns 3,168 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

          (b) The managing members of VIII Associates and CP III Associates may be deemed to share the power to vote or direct the voting of and to dispose or direct the disposition of the securities of the Issuer owned by WCAS VIII and WCAS CP III, respectively. Each of the

CUSIP NO. 45031T 10 4                                   Page 36 of 42 Pages

managing members of VIII Associates and CP III Associates disclaims beneficial ownership of all securities other than those he owns directly or by virtue of his indirect pro rata interest, as a managing member of VIII Associates and/or CP III Associates, in the securities owned by WCAS VIII and WCAS CP III.

          (c) Additional shares of Series B Preferred Stock have been issued to the holders thereof as payment-in-kind dividends thereon on a quarterly basis beginning on January 1, 2004. The last such payment was made on July 1, 2004, and the next such payment will be made on October 1, 2004.

          On July 27, 2004, 2,000 restricted stock units, which vest in equal annual installments over three years, were granted to Thomas E. McInerney, Anthony J. deNicola and Sanjay Swani as an annual award to non-employee directors of the Issuer.

          (d) Except as described in this statement, no person has the power to direct the receipt of dividends on or the proceeds of sales of the shares of Common Stock owned by WCAS VIII or WCAS CP III.

          (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
          ---------------------------

          Item 6 is hereby amended by adding the following thereto:

          On September 8, 2004, the Issuer entered into the following two agreements:

          1. An Agreement and Plan of Merger (the "FDN Merger Agreement") among the Issuer, a wholly-owned subsidiary of the Issuer, Florida Digital Network, Inc. ("FDN") and certain shareholders of FDN providing for the merger of FDN with such wholly-owned subsidiary of the Issuer, pursuant to which FDN will become a wholly-owned subsidiary of the Issuer; and

          2. An Agreement and Plan of Merger (the "NTC Merger Agreement") among the Issuer, a wholly-owned subsidiary of the Issuer, NT Corporation ("NTC") and certain shareholders of NTC providing for the merger of NTC with such wholly-owned subsidiary of the Issuer, pursuant to which NTC will become a wholly-owned subsidiary of the Issuer.

          The FDN Merger Agreement and the NTC Merger Agreement are incorporated herein as Exhibits B and C, respectively, hereto by reference to Exhibits 2.1 and 2.2, respectively, to the Issuer's Report on Form 8-K/A filed with the Commission on September 10, 2004 (the "Form 8-K/A"), and any descriptions thereof are qualified in their entirety by reference thereto. In connection with the execution of the FDN and NTC Merger Agreements, on

CUSIP NO. 45031T 10 4                                   Page 37 of 42 Pages

September 8, 2004, WCAS VIII and WCAS CP III entered into Voting Agreements with FDN (the "FDN Voting Agreement") and NTC (the "NTC Voting Agreement"), respectively, pursuant to which they have agreed to vote their shares of the Issuer's capital stock in favor of the transactions contemplated by the FDN and NTC Merger Agreements. The FDN Voting Agreement and the NTC Voting Agreement are incorporated herein as Exhibits D and E, respectively, hereto by reference to Exhibits 10.1 and 10.2, respectively, to the Form 8-K/A, and any descriptions thereof are qualified in their entirety by reference thereto.

          On September 8, 2004, the Issuer entered into an amendment ("Amendment No. 2 to Registration Rights Agreement") to its existing registration rights agreement with the WCAS Securityholders (as defined therein), including the Reporting Persons, which will become effective upon the completion of the FDN merger, and will permit the Issuer to grant substantially identical registration rights to certain FDN stockholders. Amendment No. 2 to Registration Rights Agreement is incorporated herein as Exhibit F hereto by reference to Exhibit
10.3 to the Form 8-K/A, and any description thereof is qualified in its entirety by reference thereto.

          On September 8, 2004, the Issuer and the WCAS Securityholders, including the Reporting Persons, entered into an amendment ("Agreement and Amendment No. 3 to Agreement and Plan of Merger") to the BTI Merger Agreement described in Amendments No. 4 and 5 to Schedule 13D, providing that, if either the FDN or NTC merger is completed, then as of the merger closing date a post-closing funding obligation of certain of the WCAS Securityholders, including the Reporting Persons, under the BTI Merger Agreement will terminate. As described in Amendment No. 4 to Schedule 13D, the BTI Merger Agreement currently provides that, under certain conditions, such WCAS Securityholders may be required to purchase, for a period expiring on May 6, 2005, up to 150,000 additional shares of Series B Preferred Stock for an aggregate purchase price of up to $15,000,000. Agreement and Amendment No. 3 to Agreement and Plan of Merger is incorporated herein as Exhibit G hereto by reference to Exhibit 10.5 to the Form 8-K/A, and any description thereof is qualified in its entirety by reference thereto.

          The Issuer has also filed, as Exhibit 99.1 to the Form 8-K/A, a Form of Governance Agreement ("Form of Governance Agreement") among the Issuer and its securityholders named therein, including the Reporting Persons. The Form of Governance Agreement, which will be signed upon the closing of the FDN and NTC mergers, amends and restates the Governance Agreement dated October 6, 2003 described in Amendment No. 4 to Schedule 13D, which established terms and conditions concerning the corporate governance of the Issuer and the acquisition and disposition of its securities. Among other things, the Form of Governance Agreement provides that, in order for the Issuer to comply with Nasdaq Marketplace Rules and qualify as a "Controlled Company" thereunder, each Required Holder (as defined in the Form of Governance Agreement), including the Reporting Persons, shall form a "group" for the purpose of making filings on
Schedule 13D. The Form of Governance Agreement is incorporated herein as Exhibit H hereto by reference to Exhibit 99.1 to the Form 8-K/A, and any description thereof is qualified in its entirety by reference thereto.

CUSIP NO. 45031T 10 4                                   Page 38 of 42 Pages

Item 7.   Material to Be Filed as Exhibits
          --------------------------------

          Exhibit A - Second Amended Group Agreement (appears at page 41)

          Exhibit B - FDN Merger Agreement (incorporated by reference to Exhibit
2.1 to the Form 8-K/A)

          Exhibit C - NTC Merger Agreement (incorporated by reference to Exhibit
2.2 to the Form 8-K/A)

          Exhibit D - FDN Voting Agreement (incorporated by reference to Exhibit
10.1 to the Form 8-K/A)

          Exhibit E - NTC Voting Agreement (incorporated by reference to Exhibit
10.2 to the Form 8-K/A)

          Exhibit F - Amendment No. 2 to Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the Form 8-K/A)

          Exhibit G - Agreement and Amendment No. 3 to Agreement and Plan of Merger (incorporated by reference to Exhibit 10.5 to the Form 8-K/A)

          Exhibit H - Form of Governance Agreement (incorporated by reference to
Exhibit 99.1 to the Form 8-K/A)

CUSIP NO. 45031T 10 4                                   Page 39 of 42 Pages

Signature
---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    September 29, 2004

                                WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                                By:  WCAS VIII Associates, LLC, General Partner

                                By: /s/ Jonathan M. Rather
                                    -------------------------------------------
                                        Managing Member

                                WCAS VIII ASSOCIATES, LLC

                                By: /s/ Jonathan M. Rather
                                    -------------------------------------------
                                        Managing Member

                                WCAS CAPITAL PARTNERS III, L.P.
                                By: WCAS CP III Associates, LLC, General Partner

                                By: /s/ Jonathan M. Rather
                                    -------------------------------------------
                                        Managing Member

                                WCAS CP III ASSOCIATES, LLC

                                By: /s/ Jonathan M. Rather
                                    -------------------------------------------
                                        Managing Member

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Patrick J. Welsh

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Russell L. Carson

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Bruce K. Anderson

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Thomas E. McInerney

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Robert A. Minicucci

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Anthony J. deNicola

CUSIP NO. 45031T 10 4                                   Page 40 of 42 Pages


                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Paul B. Queally

                               /s/ Jonathan M. Rather
                               ------------------------------------------------

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/D. Scott Mackesy

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/John D. Clark

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/James R. Matthews

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Sanjay Swani

CUSIP NO. 45031T 10 4                                   Page 41 of 42 Pages

EXHIBIT A
---------
                                  AGREEMENT OF
                               REPORTING PERSONS
                           PURSUANT TO RULE 13d-1(k)

          The undersigned hereby agree that the statement on Schedule 13D to which this Agreement is annexed as Exhibit A is filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  September 29, 2004

                                WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                                By:  WCAS VIII Associates, LLC, General Partner

                                By: /s/ Jonathan M. Rather
                                    -------------------------------------------
                                        Managing Member

                                WCAS VIII ASSOCIATES, LLC

                                By: /s/ Jonathan M. Rather
                                    -------------------------------------------
                                        Managing Member

                                WCAS CAPITAL PARTNERS III, L.P.
                                By: WCAS CP III Associates, LLC, General Partner

                                By: /s/ Jonathan M. Rather
                                    -------------------------------------------
                                        Managing Member

                                WCAS CP III ASSOCIATES, LLC

                                By: /s/ Jonathan M. Rather
                                    -------------------------------------------
                                        Managing Member

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Patrick J. Welsh

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Russell L. Carson

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Bruce K. Anderson

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Thomas E. McInerney

CUSIP NO. 45031T 10 4                                   Page 42 of 42 Pages


                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Robert A. Minicucci

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Anthony J. deNicola

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Paul B. Queally

                               /s/ Jonathan M. Rather
                               ------------------------------------------------

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/D. Scott Mackesy

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/John D. Clark

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/James R. Matthews

                               /s/ Jonathan M. Rather
                               ------------------------------------------------
                               Attorney-in-Fact/Sanjay Swani